Exhibit 99.1

RRD REPORTS THIRD QUARTER 2019 RESULTS

SIGNIFICANT IMPROVEMENT IN BOTH INCOME FROM OPERATIONS AND OPERATING MARGIN

GROSS DEBT DOWN $148 MILLION FROM YEAR AGO PERIOD

UPDATES FULL YEAR GUIDANCE INCLUDING IMPACT FROM RECENT SALE OF GLOBAL DOCUMENT SOLUTIONS BUSINESS

Chicago, October 29, 2019 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD”) today reported financial results for the third quarter of 2019.

“I am pleased with our strong financial results for the quarter,” said Dan Knotts, RRD’s President and Chief Executive Officer. “Our favorable performance represents the third consecutive quarter of earnings growth compared to the prior year. We continue to strengthen our core by aggressively executing our cost reduction initiatives, improving our portfolio mix with growth in our targeted product categories, and enhancing our financial flexibility with our ongoing actions to reduce debt. Importantly, our team also successfully launched production of the 2020 Census early in the quarter and continues to meet all milestones and performance expectations. And as we enter the final quarter of the year, we remain confident in our ability to execute our operating plan and further advance RRD as a marketing and business communications company.”

Financial highlights

The following table provides an overview of RRD’s financial performance:

	Q3 2019	Q3 2018	% Change
Net sales	$1.62 billion	$1.65 billion	(1.8%)
Income from operations	$73.8 million	$60.9 million	21.2%
Diluted earnings per share	$0.18	$0.49	(63.3%)

Adjusted income from operations - non-GAAP (1)	$77.0 million	$67.4 million	14.2%
Adjusted diluted earnings per share - non-GAAP (1)	$0.31	$0.25	24.0%
(1)	See page 9 for a complete listing of items excluded and a reconciliation of GAAP to non-GAAP amounts.

Net sales in the quarter were $1.62 billion, down $30.1 million or 1.8% from the third quarter of 2018. The decrease includes a $13.4 million impact from recent business dispositions and a $10.5 million reduction due to changes in foreign exchange rates. On an organic basis, consolidated net sales decreased 0.4%. The Marketing Solutions segment grew 19.9% organically driven by higher volume in the Direct Marketing and Digital Print and Fulfillment product categories. The Business Services segment was down 4.6% organically due to the exit of unprofitable business in Commercial Print and declines in the Logistics business, partially offset by volume growth in Labels and Packaging.

Income from operations was $73.8 million in the third quarter compared to $60.9 million in the third quarter of 2018. The third quarter of 2019 included a pre-tax restructuring benefit of $2.3 million primarily due to a pre-tax gain of $4.7 million from the sales of restructured facilities. The prior year period included pre-tax restructuring and other charges of $11.0 million.

Non-GAAP adjusted income from operations of $77.0 million, or 4.8% of net sales, increased $9.6 million from $67.4 million, or 4.1% of net sales, reported in the prior year period. The improvement was primarily due to cost reduction initiatives, favorable product mix and prior year losses from recent business dispositions, partially offset by modest pricing pressure and lower pension and other postretirement benefits income in the quarter.

Earnings per share attributable to common stockholders was $0.18 in the third quarter of 2019 compared to $0.49 in the third quarter of 2018. The 2018 amount included a reduction to tax expense of $19.6 million or $0.28 per share primarily related to an adjustment to provisional amounts associated with Tax Reform and $4.5 million related to a pre-tax gain from selling the Print Logistics business. Non-GAAP adjusted earnings per share attributable to common stockholders of $0.31 in 2019 improved from $0.25 in 2018. The improvement was primarily driven by higher adjusted income from operations and lower interest expense, partially offset by a higher effective tax rate.

Other highlights and information

Cash provided by operating activities of $29.3 million in the third quarter of 2019 decreased $34.8 million versus the prior year period amount. Cash used in operating activities during the nine months ended September 30, 2019 was $87.8 million compared to $63.9 million in the prior year period. The year-to-date increase is primarily related to higher cash taxes. Capital expenditures in the nine months ended September 30, 2019 were $107.4 million versus $72.7 million in the prior year period. The 2019 amount includes incremental investments from the previously announced construction of a new facility in China and the 2020 Census project. Proceeds from other asset sales, including a non-refundable deposit collected, were $32.8 million in 2019.

During the third quarter of 2019, the Company repatriated an additional $134 million of international cash to the US, bringing the year to date total to $256 million.  Net proceeds were used primarily to reduce debt outstanding. During the fourth quarter of 2019, the Company expects to repatriate an additional $55 million of international cash, including net proceeds from the recently announced sale of its UK-based Global Document Solutions (GDS) business.

As of September 30, 2019, cash on hand was $144.7 million and total debt outstanding was $2.03 billion, down $148 million from September 30, 2018. The 2019 amount includes $223.0 million drawn against the credit facility. Availability under the credit facility was $438.6 million at September 30, 2019.

On October 25, 2019, the Company sold its GDS business for $42.3 million. Net proceeds are expected to be repatriated to the US and used to reduce debt outstanding. GDS primarily provided statements and print management services to certain geographies in Europe and reported net sales of approximately $270 million in 2018, and $185 million through the nine months ended September 30, 2019.

2019 guidance

The Company revises its full year guidance as follows:

	Current Guidance (1)	Prior Guidance
	October 29, 2019	July 30, 2019
Net sales	$6.25 billion to $6.35 billion	$6.40 billion to $6.60 billion
Adjusted income from operations - non-GAAP (2)	$245 million to $260 million	$225 million to $265 million
Adjusted diluted EPS - non-GAAP (2)	$0.67 to $0.76	$0.60 to $0.90
Cash flow from operations (3)	$150 million to $165 million	$150 million to $180 million
Depreciation and amortization	Approximately $170 million	Approximately $175 million
Interest expense - net	Approximately $152 million	Approximately $160 million
Adjusted effective tax rate - non-GAAP (2), (4)	Approximately 57%	Approximately 50%
Capital expenditures (5)	Approximately $140 million	$135 million to $145 million
Proceeds from facility sales (6)	Approximately $32.8 million	Approximately $25 million

(1)

The revised net sales estimate reflects the continued pressure in Logistics and Commercial Print products, as well as the October sale of the GDS business. Despite lower sales performance in Logistics, the Company believes the business, as well as the overall Logistics market, has stabilized. Adjusted income from operations has been tightened towards the upper end of the previous range reflecting strong operating performance and cost management partially offset by the impact of lower net sales. The adjusted EPS range has also been tightened and now reflects strong operating performance, lower interest expense and a slightly higher effective tax rate, including the additional taxes from the accelerated repatriation of cash.

(2)

Certain components of the guidance given in the table above are provided on a non-GAAP basis only, without providing a reconciliation to guidance provided on a GAAP basis. Information is presented in this manner, consistent with SEC rules, because the preparation of such a reconciliation could not be accomplished without "unreasonable efforts." The Company does not have access to certain information that would be necessary to provide such a reconciliation, including non-recurring items and other items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, restructuring charges, impairment charges, pension settlement charges, acquisition-related expenses, gains or losses on investments and business disposals, losses on debt extinguishment, OPEB curtailments and other similar gains or losses not reflective of the Company's ongoing operations. The Company does not believe that excluding such items is likely to be significant to an assessment of the Company's ongoing operations, given that such excluded items are not believed to be indicators of business performance.

(3)

2019 cash flow from operations guidance includes restructuring payments related to the previously announced sale and relocation of a printing facility in Shenzhen, China and higher net tax payments primarily related to lower tax refunds relative to 2018.

(4)

2019 adjusted effective tax rate - non-GAAP guidance reflects a significantly higher rate than the statutory domestic rate primarily due to continued limitations on the Company’s domestic interest expense deduction and taxes from repatriating more cash in 2019. As earnings grow and interest expense is reduced, the Company expects the effective tax rate to improve over time.

(5)

2019 capital expenditures guidance is higher primarily related to investments associated with building a new facility in China in preparation for an expected sale of the existing facility for approximately $250 million, and additional investments related to the recently awarded 2020 Census contract. The Company expects its 2020 capital expenditures level to return to its previously stated range of 1.5% to 1.7% of net sales.

(6)

2019 proceeds from facility sales guidance primarily reflects the additional non-refundable deposit of $23.7 million collected in the third quarter of 2019 related to the planned facility sale in China and $8.1 million from sale of restructured facilities.

Conference call

RRD will host a conference call to discuss its third quarter results on Wednesday, October 30, 2019 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants may listen to the call by dialing 612.234.9960 (access code 473255#). For those unable to listen live, a telephonic replay of the call will be available until January 31, 2020 at 320.365.3844 (access code 473255#).

A slide presentation will be available on the Investors section of the RRD website at www.rrd.com or by clicking through this link.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 clients and 39,500 employees across 34 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company's web site at www.rrd.com.

Use of non-GAAP information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance. These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RRD uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Additional information relating to the adjustments for the non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales for RRD is set forth in the attached schedules.

Use of forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. These statements include all those under the column labeled “Current Guidance October 29, 2019” in the table included under the “2019 Guidance” section. Statements that are not historical facts, including statements about RRD’s management’s beliefs and expectations, are forward-

looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RRD believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RRD’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RRD’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RRD’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RRD’s Form 10-K for the fiscal year ended December 31, 2018, and other filings with the SEC and in other investor communications of RRD from time to time. RRD does not undertake to and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Brian Feeney, Senior Vice President, Investor Relations

Telephone: 630-322-6908

E-mail: brian.feeney@rrd.com

Source: RRD

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2019 and 2018
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Total net sales	$1,619.4	$1,649.5	$4,650.0	$5,036.8

Total cost of sales (1)	1,308.5	1,334.1	3,782.6	4,136.1

Total gross profit (1)	310.9	315.4	867.4	900.7
Selling, general and administrative expenses (SG&A) (1)	190.5	203.8	589.1	626.4
Restructuring and other (income) expense-net	(2.3)	11.0	30.8	22.8
Depreciation and amortization	43.5	44.2	126.2	137.5
Other operating expense (income)	5.4	(4.5)	3.3	(4.6)
Income from operations	73.8	60.9	118.0	118.6
Interest expense - net	37.4	42.0	115.6	125.7
Investment and other income - net	(4.6)	(5.5)	(11.3)	(14.7)
Loss on debt extinguishment	0.8	—	0.8	0.1
Income before income taxes	40.2	24.4	12.9	7.5
Income tax expense (benefit)	27.3	(10.4)	15.9	(5.4)
Net income (loss)	12.9	34.8	(3.0)	12.9
Less: Income attributable to noncontrolling interests	0.3	0.5	0.2	1.2
Net income (loss) attributable to RRD common stockholders	$12.6	$34.3	$(3.2)	$11.7

Net income (loss) per share attributable to RRD common stockholders:
Basic net income (loss) per share	$0.18	$0.49	$(0.04)	$0.17
Diluted net income (loss) per share	$0.18	$0.49	$(0.04)	$0.17

Weighted average common shares outstanding:
Basic	71.4	70.6	71.2	70.5
Diluted	71.4	70.7	71.2	70.8

Additional information:
Gross margin (1)	19.2%	19.1%	18.7%	17.9%
SG&A as a % of total net sales (1)	11.8%	12.4%	12.7%	12.4%
Operating margin	4.6%	3.7%	2.5%	2.4%
Effective tax rate	67.9%	(42.6%)	123.3%	(72.0%)

(1)	Exclusive of depreciation and amortization.

R.R. Donnelley & Sons Company
Condensed Consolidated Balance Sheets
As of September 30, 2019 and December 31, 2018
(UNAUDITED)
(in millions, except per share data)

	9/30/2019	12/31/2018
Assets

Cash and cash equivalents	$144.7	$370.6
Receivables, less allowances for doubtful accounts	1,248.9	1,298.3
Inventories	338.7	329.7
Prepaid expenses and other current assets	111.7	101.1
Total Current Assets	1,844.0	2,099.7
Property, plant and equipment - net	513.6	531.3
Goodwill	554.9	553.4
Other intangible assets - net	105.6	113.3
Deferred income taxes	57.4	66.9
Operating lease assets	197.1	—
Other noncurrent assets	267.9	276.2
Total Assets	$3,540.5	$3,640.8

Liabilities

Accounts payable	803.2	987.3
Accrued liabilities and other	348.8	347.4
Short-term operating lease liabilities	67.8	—
Short-term and current portion of long-term debt	100.6	216.2
Total Current Liabilities	1,320.4	1,550.9
Long-term debt	1,928.5	1,875.3
Pension liabilities	87.9	97.9
Other postretirement benefits plan liabilities	66.2	67.8
Long-term income tax liability	76.2	91.1
Long-term operating lease liabilities	133.1	—
Other noncurrent liabilities	205.1	203.2
Total Liabilities	$3,817.4	$3,886.2

Equity

Common stock, $0.01 par value
Authorized: 165.0 shares;
Issued: 89.0 shares in 2019 and 2018	0.9	0.9

Additional paid-in capital	3,357.3	3,404.0
Accumulated deficit	(2,244.7)	(2,225.7)
Accumulated other comprehensive loss	(173.9)	(153.8)
Treasury stock, at cost, 18.2 shares in 2019 (2018 - 18.6 shares)	(1,230.4)	(1,285.5)
Total RRD stockholders' equity	(290.8)	(260.1)
Noncontrolling interests	13.9	14.7
Total Equity	$(276.9)	$(245.4)
Total Liabilities and Equity	$3,540.5	$3,640.8

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2019 and 2018
(UNAUDITED)
(in millions)

	2019	2018

Net (loss) income	$(3.0)	$12.9
Adjustment to reconcile net (loss) income to net cash used in operating activities	137.0	140.0
Changes in operating assets and liabilities	(216.7)	(203.3)
Pension and other postretirement benefits plan contributions	(5.1)	(13.5)
Net cash used in operating activities	$(87.8)	$(63.9)

Capital expenditures	(107.4)	(72.7)
All other cash provided by investing activities	38.9	98.6
Net cash (used in) provided by investing activities	$(68.5)	$25.9

Net cash (used in) provided by financing activities	$(73.9)	$46.7

Effect of exchange rate on cash, cash equivalents and restricted cash	(6.3)	(14.0)

Net decrease in cash, cash equivalents and restricted cash	$(236.5)	$(5.3)

Cash, cash equivalents and restricted cash at beginning of year	403.6	301.5

Cash, cash equivalents and restricted cash at end of period	$167.1	$296.2

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended September 30, 2019 and 2018
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended September 30, 2019					For the Three Months Ended September 30, 2018
	SG&A (1)	Income from operations	Income tax expense	Net earnings attributable to common stockholders	Net earnings attributable to common stockholders per diluted share	Income from operations	Investment and other income - net	Income tax (benefit) expense	Net earnings attributable to common stockholders	Net earnings attributable to common stockholders per diluted share
GAAP basis measures	$190.5	$73.8	$27.3	$12.6	$0.18	$60.9	$(5.5)	$(10.4)	$34.3	$0.49

Non-GAAP adjustments:
Restructuring and other (income) expense-net (2)	—	(2.3)	(6.0)	3.7	0.05	11.0	—	2.1	8.9	0.13
All other (3)	(0.3)	5.5	0.6	5.8	0.08	(4.5)	(0.2)	21.1	(25.5)	(0.37)
Total Non-GAAP adjustments	(0.3)	3.2	(5.4)	9.5	0.13	6.5	(0.2)	23.2	(16.6)	(0.24)
Non-GAAP measures	$190.2	$77.0	$21.9	$22.1	$0.31	$67.4	$(5.7)	$12.8	$17.7	$0.25

Additional non-GAAP information:				2019	2018
Gross margin (1)				19.2%	19.1%
Adjusted SG&A as a % of total net sales (1)				11.7%	12.4%
Adjusted operating margin				4.8%	4.1%
Adjusted effective tax rate				49.5%	41.2%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring and other (income) expense-net: income in the third quarter of 2019 included a $4.7 million pre-tax net gain on the sale of restructured facilities, partially offset by pre-tax charges incurred of $1.0 million for lease termination and other restructuring charges, $0.8 million for multi-employer pension plan withdrawal obligations and $0.6 million for employee termination costs. Charges incurred in the third quarter of 2018 included pre-tax charges of $6.4 million for lease termination and other restructuring costs, $2.8 million for employee termination costs, $1.1 million related to impairment of buildings, machinery and equipment associated with facility closures and $0.7 million for multi-employer pension plan withdrawal obligations.

(3)

All other: primarily included expenses related to the ongoing SEC and DOJ investigations and the ongoing bankruptcy liquidation of RRD Brazil for the three months ended September 30, 2019. For the three months ended September 30, 2018, primarily included a $4.5 million pre-tax gain on the sale of the Print Logistics business and adjustments to the provisional amounts recorded at December 31, 2017 for the impact of the Tax Cuts and Jobs Act of 2017, including a $19.0 million decrease related to the one-time transition tax and a $0.6 million decrease related to the change in Federal income tax rate.

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Nine Months Ended September 30, 2019 and 2018
(UNAUDITED)
(in millions, except per share data)

	For the Nine Months Ended September 30, 2019						For the Nine Months Ended September 30, 2018
	SG&A (1)	Income from operations	Investment and other income - net	Income tax expense	Net (loss) earnings attributable to common stockholders	Net (loss) earnings attributable to common stockholders per diluted share	Income from operations	Investment and other income - net	Income tax (benefit) expense	Net earnings attributable to common stockholders	Net earnings attributable to common stockholders per diluted share
GAAP basis measures	$589.1	$118.0	$(11.3)	$15.9	$(3.2)	$(0.04)	$118.6	$(14.7)	$(5.4)	$11.7	$0.17

Non-GAAP adjustments:
Restructuring and other-net (2)	—	30.8	—	16.1	14.7	0.21	22.8	—	6.4	16.4	0.23
All other (3)	(0.5)	3.8	(2.1)	2.6	4.2	0.05	(4.6)	(1.5)	20.8	(23.9)	(0.34)
Total Non-GAAP adjustments	(0.5)	34.6	(2.1)	18.7	18.9	0.26	18.2	(1.5)	27.2	(7.5)	(0.11)
Non-GAAP measures	$588.6	$152.6	$(13.4)	$34.6	$15.7	$0.22	$136.8	$(16.2)	$21.8	$4.2	$0.06

Additional non-GAAP information:				2019	2018
Gross margin (1)				18.7%	17.9%
Adjusted SG&A as a % of total net sales (1)				12.7%	12.4%
Adjusted operating margin				3.3%	2.7%
Adjusted effective tax rate				68.7%	79.9%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring and other - net: charges incurred in the nine months ended September 30, 2019 included pre-tax charges of $19.5 million for employee termination costs, $13.7 million for lease termination and other restructuring charges and $2.2 million for multi-employer pension plan withdrawal obligations, partially offset by a $4.6 million pre-tax net gain on the sale of restructured facilities. Charges incurred in the nine months ended September 30, 2018 primarily included pre-tax charges of $11.5 million for lease termination and other restructuring costs and $11.2 million for employee termination costs.

(3)

All other: primarily included expenses related to the ongoing SEC and DOJ investigations, an increase in reserves for an unfavorable state sales tax matter and expenses related to the ongoing bankruptcy liquidation of RRD Brazil, partially offset by net gains on recent disposals of businesses for the nine months ended September 30, 2019. The nine months ended September 30, 2018 included a $4.6 million pre-tax gain primarily on the sale of our Print Logistics business, adjustments to the provisional amounts recorded at December 31, 2017 for the impact of the Tax Cuts and Jobs Act of 2019 and the recognition of a deferred income tax benefit.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended September 30, 2019 and 2018
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Three Months Ended September 30, 2019
Net sales	$1,276.0	$343.4	$—	$1,619.4
Income (loss) from operations	80.6	24.4	(31.2)	73.8
Operating margin %	6.3%	7.1%	nm	4.6%

Non-GAAP Adjustments
Restructuring and other (income) expense-net	(5.1)	0.1	2.7	(2.3)
Other	—	—	5.5	5.5
Total Non-GAAP adjustments	(5.1)	0.1	8.2	3.2

Non-GAAP income (loss) from operations	$75.5	$24.5	$(23.0)	$77.0
Non-GAAP operating margin %	5.9%	7.1%	nm	4.8%

Depreciation and amortization	26.2	14.7	2.6	43.5
Investment and other income-net (1)	1.3	—	3.3	4.6
Non-GAAP Adjusted EBITDA	$103.0	$39.2	$(17.1)	$125.1
Non-GAAP Adjusted EBITDA margin %	8.1%	11.4%	nm	7.7%

For the Three Months Ended September 30, 2018
Net sales	$1,363.2	$286.3	$—	$1,649.5
Income (loss) from operations	74.8	11.8	(25.7)	60.9
Operating margin %	5.5%	4.1%	nm	3.7%

Non-GAAP Adjustments
Restructuring and other-net	7.1	0.2	3.7	11.0
Gain on disposal of business	(4.5)	—	—	(4.5)
Total Non-GAAP adjustments	2.6	0.2	3.7	6.5

Non-GAAP income (loss) from operations	$77.4	$12.0	$(22.0)	$67.4
Non-GAAP operating margin %	5.7%	4.2%	nm	4.1%

Depreciation and amortization	31.5	11.7	1.0	44.2
Investment and other income-net (1)	1.6	—	4.1	5.7
Non-GAAP Adjusted EBITDA	$110.5	$23.7	$(16.9)	$117.3
Non-GAAP Adjusted EBITDA margin %	8.1%	8.3%	nm	7.1%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; and gains on company-owned life insurance.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Nine Months Ended September 30, 2019 and 2018
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Nine Months Ended September 30, 2019
Net sales	$3,743.5	$906.5	$—	$4,650.0
Income (loss) from operations	150.8	38.9	(71.7)	118.0
Operating margin %	4.0%	4.3%	nm	2.5%

Non-GAAP Adjustments
Restructuring and other-net	21.9	0.8	8.1	30.8
Other	—	—	3.8	3.8
Total Non-GAAP adjustments	21.9	0.8	11.9	34.6

Non-GAAP income (loss) from operations	$172.7	$39.7	$(59.8)	$152.6
Non-GAAP operating margin %	4.6%	4.4%	nm	3.3%

Depreciation and amortization	82.1	38.2	5.9	126.2
Investment and other income-net (1)	3.6	—	9.8	13.4
Non-GAAP Adjusted EBITDA	$258.4	$77.9	$(44.1)	$292.2
Non-GAAP Adjusted EBITDA margin %	6.9%	8.6%	nm	6.3%

For the Nine Months Ended September 30, 2018
Net sales	$4,188.3	$848.5	$—	$5,036.8
Income (loss) from operations	152.9	32.7	(67.0)	118.6
Operating margin %	3.7%	3.9%	nm	2.4%

Non-GAAP Adjustments
Restructuring and other-net	11.6	3.7	7.5	22.8
Net gain on disposal of business	(4.6)	—	—	(4.6)
Total Non-GAAP adjustments	7.0	3.7	7.5	18.2

Non-GAAP income (loss) from operations	$159.9	$36.4	$(59.5)	$136.8
Non-GAAP operating margin %	3.8%	4.3%	nm	2.7%

Depreciation and amortization	98.7	35.3	3.5	137.5
Investment and other income-net (1)	2.5	—	13.7	16.2
Non-GAAP Adjusted EBITDA	$261.1	$71.7	$(42.3)	$290.5
Non-GAAP Adjusted EBITDA margin %	6.2%	8.5%	nm	5.8%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; and gains on company-owned life insurance.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three Months Ended September 30, 2019
(UNAUDITED)

	Business Services	Marketing Solutions	Consolidated
Reported net sales change	(6.4%)	19.9%	(1.8%)
Less:
Year-over-year impact of changes in foreign currency rates	(0.8%)	---%	(0.6%)
Year-over-year impact of dispositions (1)	(1.0%)	---%	(0.8%)

Net organic sales change	(4.6%)	19.9%	(0.4%)

(1)	Adjusted for net sales of RRD Brazil, disposed in the first quarter of 2019; and the R&D business, disposed of in the second quarter of 2019.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Nine Months Ended September 30, 2019
(UNAUDITED)

	Business Services	Marketing Solutions	Consolidated
Reported net sales change	(10.6%)	6.8%	(7.7%)
Less:
Year-over-year impact of changes in foreign currency rates	(1.2%)	---%	(1.0%)
Year-over-year impact of dispositions (1)	(5.5%)	---%	(4.6%)

Net organic sales change	(3.9%)	6.8%	(2.1%)

(1)

Adjusted for net sales of the Print Logistics business, disposed in the third quarter of 2018; RRD Brazil, disposed in the first quarter of 2019; and the R&D business, disposed of in the second quarter of 2019.

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA
For the Three Months Ended September 30, 2019 and 2018
(UNAUDITED)
(in millions)

	For the Three Months Ended September 30,
	2019	2018
GAAP net income attributable to RRD common stockholders	$12.6	$34.3

Adjustments
Income attributable to noncontrolling interests	0.3	0.5
Income tax expense (benefit)	27.3	(10.4)
Interest expense - net	37.4	42.0
Depreciation and amortization	43.5	44.2
Restructuring and other (income) expense-net	(2.3)	11.0
Pension settlement charges	—	0.2
Loss on debt extinguishment	0.8	—
Other	5.5	(4.5)
Total Non-GAAP adjustments	112.5	83.0
Non-GAAP adjusted EBITDA	$125.1	$117.3

Net sales	$1,619.4	$1,649.5
Non-GAAP adjusted EBITDA margin %	7.7%	7.1%

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted EBITDA
For the Nine Months Ended September 30, 2019 and 2018
(UNAUDITED)
(in millions)

	For the Nine Months Ended September 30,
	2019	2018
GAAP net (loss) income attributable to RRD common stockholders	$(3.2)	$11.7

Adjustments
Income attributable to noncontrolling interests	0.2	1.2
Income tax expense (benefit)	15.9	(5.4)
Interest expense - net	115.6	125.7
Depreciation and amortization	126.2	137.5
Restructuring and other-net	30.8	22.8
Loss on debt extinguishment	0.8	0.1
Other	5.9	(3.1)
Total Non-GAAP adjustments	295.4	278.8
Non-GAAP adjusted EBITDA	$292.2	$290.5

Net sales	$4,650.0	$5,036.8
Non-GAAP adjusted EBITDA margin %	6.3%	5.8%